Exhibit 99.1

Mallinckrodt plc Reports Earnings for the First Quarter 2020 and Highlights Pipeline Progress

•
First quarter net sales of $665.8 million, with diluted loss per share of $0.60, with results impacted in part by competitive and payer pressures in certain products and a decline in demand due to COVID-19

•	Adjusted diluted earnings per share (EPS) of $1.64

•	Operating cash flows of $53.7 million; cash on hand today in excess of $700 million after addressing the senior notes maturing in April 2020

•	Key pipeline highlights include:

•	U. S. Food and Drug Administration (FDA) acceptance of a New Drug Application (NDA) for terlipressin

•	Initiation of rolling submission of Biologics License Application (BLA) for StrataGraft® regenerative tissue

•	Collaborations with Novoteris, LLC and Massachusetts General Hospital to study inhaled nitric oxide in COVID-19 patients

•	Company continues to work to resolve outstanding issues related to opioids and Acthar® Gel, and considers all available options to address legal and financial challenges

STAINES-UPON-THAMES, United Kingdom - May 5, 2020 - Mallinckrodt plc (NYSE: MNK), a global biopharmaceutical company, today reported results for the three months ended March 27, 2020. Unless otherwise noted, the quarter comparisons are to the prior year comparable three months ended March 29, 2019.

Net sales were $665.8 million in the quarter with diluted loss per share of $0.60 compared to diluted income per share of $1.83. Adjusted diluted EPS were $1.64 versus $1.94, a decrease of 15.5%, on lower net sales in first quarter 2020, partially offset by non-operational favorability from adjusted income tax expense and interest expense.

“As we navigate the unprecedented challenges created by the COVID-19 pandemic, we are committed to ensuring patients have uninterrupted access to our medicines,” said Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. “I am proud of Mallinckrodt’s ability to continue manufacturing and supplying products during this critical time, and I thank our talented workforce for their ongoing commitment to the patients we serve. We also continued to execute on our strategic priorities and made important progress advancing our pipeline during the first quarter, moving closer toward the potential approval of key products - terlipressin and StrataGraft® regenerative tissue - later this year."

“Looking ahead, we expect the next few quarters will be challenging due to the impact of COVID-19, as some of our products are sensitive to reduced numbers of surgical procedures and doctor visits. We are adapting our operations to the current environment as we continue serving patients and customers. At the same time, we remain highly focused on addressing all legal and financial challenges impacting the business, and will continue to evaluate all available options to deal with these matters.”

COMPANY FINANCIAL RESULTS

First Quarter 2020 Results

Gross profit was $283.8 million with gross profit as a percentage of net sales of 42.6%, compared with 42.4%. Adjusted gross profit was $480.5 million, compared with $566.3 million, with adjusted gross profit as a percentage of net sales of 72.2%, compared with 71.6%, due primarily to product mix.

Selling, general and administrative (SG&A) expenses were $231.1 million or 34.7% of net sales, as compared to $230.2 million, or 29.1%, primarily impacted by legal expenses and separation costs. Adjusted SG&A expenses were $187.2 million or 28.1% of net sales, compared with $211.4 million or 26.7%. Adjusted SG&A expense declined due to ongoing focused efforts on SG&A reductions.

Research and development expenses were $77.4 million, as compared to $85.3 million, due in part to the completion of two phase 3 clinical trials in late 2019. Research and development as a percentage of net sales was 11.6% versus 10.8%.

Interest expense was $74.5 million as compared to $82.7 million, a reduction of 9.9%, driven by deleveraging activities executed in 2019, including repurchase of debt at a discount and the execution of a fourth quarter debt exchange.

Income tax benefit was $18.9 million, for an effective tax rate of 25.0%. The adjusted effective tax rate was 2.0% in the first quarter. The adjusted effective tax rate has decreased from 2019 primarily due to the interest-bearing deferred tax obligations being fully satisfied in 2019.

BUSINESS SEGMENT RESULTS

Specialty Brands Segment
Net sales for the segment in the first quarter 2020 were $490.6 million.

•
Acthar Gel net sales were $167.6 million, a 25.1% decrease, primarily driven by continued reimbursement challenges impacting new and returning patients; continued payer scrutiny on overall specialty pharmaceutical spending; and reduced patient demand due to COVID-19 stay-at-home orders. As the company navigates the ongoing CMS dispute, revenue from Acthar Gel Medicaid sales will be recognized, and any potential impact of a negative outcome in this matter is not reflected in the financial results.

•
INOMAX® (nitric oxide) gas, for inhalation, net sales were $141.7 million, down 6.2%, or 6.1% on a constant-currency basis, driven by increased competition for inhaled nitric oxide. Overall INOmax consumption remains high and is currently being driven, in part, by use in COVID-19 patients. The INOmax Total Care service offering remains a differentiating feature among competition.

•
OFIRMEV® (acetaminophen) injection net sales were $74.9 million, a decrease of 21.7%, due to significant quarter-to-quarter order variability, and a reduction in elective surgeries due to public health orders and institutions focused on responding to the COVID-19 pandemic.

•
Therakos® immunology platform net sales were $63.7 million, a modest increase of 3.1%, or 3.6% on a constant-currency basis, impacted as the quarter progressed by COVID-19, including stay-at-home directives impacting patients’ abilities to receive treatment in hospitals or apheresis centers.

•	AMITIZA net sales were $41.1 million, down 22.5% due to increased competition in the U.S. and the biennial price reduction in Japan.

Specialty Generics Segment
Net sales for the segment in the first quarter were $175.2 million, a decrease of 6.0%, primarily driven by a now-resolved, short-term disruption in the manufacturing of acetaminophen, which was unrelated to COVID-19.

COVID-19 UPDATE
Since the onset of the COVID-19 pandemic, the company has continued to manufacture, supply and deliver its products largely without interruption. At present, the company does not anticipate significant COVID-19-related manufacturing or supply chain disruptions, and it continues to evaluate its end-to-end supply chain and assess opportunities to refine its processes going forward. However, Mallinckrodt’s business performance started to be impacted by reduced patient demand due to COVID-19 stay-at-home orders at the end of the first quarter, and the company expects this impact will be more significant in the second quarter at least. The ultimate business impact will largely be determined by the return to work guidance issued by international, national, and local governments, health officials and customers.

The company is supporting the fight against COVID-19 in a number of ways, including by partnering with Novoteris, LLC and Massachusetts General Hospital to study inhaled nitric oxide for use as a therapeutic option for COVID-19 patients; giving medically trained employees paid time off to volunteer to treat or care for COVID-19 patients; providing funding and therapies to hospitals to conduct treatment-related research; adapting certain of its manufacturing facilities to produce hand sanitizers for designated counties, state health departments and emergency operation distribution centers located in states where we have operations; donating excess personal protective equipment (PPE) and other resources to healthcare providers, first responders, and medical facilities; and partnering with patient advocacy groups to help mitigate the impact of the pandemic on patients.

LITIGATION UPDATE
On February 25, 2020 the company announced an agreement in principle for a global resolution to its opioid litigation, subject to certain conditions. Since that time, the company has been focused on addressing relevant matters to facilitate implementation of that resolution, including broadening plaintiff support and addressing the company’s near-term debt maturities. On March 3, 2020 the U.S. Attorney’s office in Massachusetts announced its intervention in a lawsuit filed against the company alleging violations of the False Claims Act relating to the method to calculate Medicaid drug rebates for Acthar Gel. As announced on March 16, 2020, the U.S. District Court for the District of Columbia ruled against Mallinckrodt in its lawsuit against the U.S. Department of Health and Human Services and Centers for Medicare and Medicaid Services (CMS) regarding the Company’s calculation of Medicaid drug rebates for Acthar Gel. The company has sought reconsideration of the D.C. Court’s ruling and a stay of the decision and continues to evaluate all options available to address these legal and financial matters.

LIQUIDITY
Cash provided by operating activities in the first quarter was $53.7 million, with free cash flow of $33.8 million.

The cash balance at the end of the first quarter was $808.0 million, and the revolving credit facility was fully drawn. Total principal debt outstanding at the end of the first quarter was $5.418 billion, with net debt of $4.610 billion.

Following the quarter, the company successfully addressed the maturity of the 4.875% Senior Notes due April 2020 as a result of the completion of a $495.0 million private debt exchange and the remaining $119.8 million with cash on hand. As of today's earnings announcement, the current cash balance is in excess of $700 million.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call on Tuesday, May 5, 2020, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors/events-calendar/.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 1572379.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. Eastern Time on Tuesday, May 5, 2020, and ending at 11:59 p.m. Eastern Time on Tuesday, May 19, 2020. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number of (404) 537-3406. All callers will be required to provide the Conference ID of 1572379.

ABOUT MALLINCKRODT
Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The company's Specialty Brands reportable segment's areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; analgesics and gastrointestinal products. Its Specialty Generics reportable segment includes specialty generic drugs and active pharmaceutical ingredients. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, net debt and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, amortization; restructuring and related charges, net; inventory step-up expense; discontinued operations; changes in fair value of contingent consideration obligations; significant legal and environmental charges; losses on divestiture; unrealized gain on equity investment; gains on debt extinguishment, net; separation costs; tax effects of aforementioned adjustments, changes in uncertain tax positions, tax impacts from legislative changes and tax impacts from certain transactions, such as acquisitions or reorganizations; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt's reconciliation of net loss, divided by loss from continuing and income from discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax adjustment included in the reconciliation of adjusted net income primarily represents the tax impact of adjustments between net loss and adjusted net income, changes in uncertain tax positions, tax impacts of legislative changes and tax impacts from certain transactions, such as acquisitions or reorganizations.

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Free cash flow for the first quarter represents net cash provided by operating activities of $53.7 million less capital expenditures of $19.9 million, each as prepared in accordance with GAAP.

Net debt as of March 27, 2020 represents the total principal debt outstanding of $5.418 billion less cash of $808.0 million, each as prepared in accordance with GAAP.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company's website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, legal, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses, and any other statements regarding events or developments the company believes or anticipates will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: governmental investigations and inquiries, regulatory actions and lawsuits brought against

Mallinckrodt by government agencies and private parties with respect to its historical commercialization of opioids, including the non-binding agreement in principle regarding terms and conditions of a global settlement to resolve all current and future opioid-related claims; scrutiny from governments, legislative bodies and enforcement agencies related to sales, marketing and pricing practices; pricing pressure on certain of Mallinckrodt's products due to legal changes or changes in insurers' reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers; complex reporting and payment obligations under the Medicare and Medicaid rebate programs and other governmental purchasing and rebate programs; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; changes in or failure to comply with relevant laws and regulations; Mallinckrodt's and its partners' ability to successfully develop or commercialize new products or expand commercial opportunities; Mallinckrodt's ability to navigate price fluctuations; competition; Mallinckrodt's and its partners' ability to protect intellectual property rights; limited clinical trial data for Acthar Gel; clinical studies and related regulatory processes; product liability losses and other litigation liability; material health, safety and environmental liabilities; potential indemnification liabilities to Covidien pursuant to the separation and distribution agreement; business development activities; retention of key personnel; the effectiveness of information technology infrastructure including cybersecurity and data leakage risks; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; complex manufacturing processes; conducting business internationally; Mallinckrodt's ability to achieve expected benefits from restructuring activities; Mallinckrodt's significant levels of intangible assets and related impairment testing; labor and employment laws and regulations; natural disasters or other catastrophic events; Mallinckrodt's substantial indebtedness and its ability to generate sufficient cash to reduce its indebtedness; future changes to U.S. and foreign tax laws or the impact of disputes with governmental tax authorities; the impact of Irish laws; and the impact of the outbreak of the COVID-19 coronavirus.

These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended December 27, 2019 and the “Risk Factors” section of Mallinckrodt’s Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2020, which the company expects to file later today. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Daniel J. Speciale, CPA
Vice President, Investor Relations and IRO
314-654-3638
daniel.speciale@mnk.com

Media
Michael Freitag / Aaron Palash / Aura Reinhard
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Mallinckrodt, the "M" brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. © 2020 05/20.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	March 27, 2020	Percent of Net sales	March 29, 2019	Percent of Net sales
Net sales	$665.8	100.0%	$790.6	100.0%
Cost of sales	382.0	57.4	455.5	57.6
Gross profit	283.8	42.6	335.1	42.4
Selling, general and administrative expenses	231.1	34.7	230.2	29.1
Research and development expenses	77.4	11.6	85.3	10.8
Restructuring charges, net	(1.8)	(0.3)	4.2	0.5
Losses on divestiture	0.2	—	—	—
Opioid-related litigation settlement	(16.8)	(2.5)	—	—
Operating (loss) income	(6.3)	(0.9)	15.4	1.9
Interest expense	(74.5)	(11.2)	(82.7)	(10.5)
Interest income	3.5	0.5	1.5	0.2
Other income, net	1.7	0.3	16.3	2.1
Loss from continuing operations before income taxes	(75.6)	(11.4)	(49.5)	(6.3)
Income tax benefit	(18.9)	(2.8)	(204.7)	(25.9)
(Loss) income from continuing operations	(56.7)	(8.5)	155.2	19.6
Income (loss) from discontinued operations, net of income taxes	6.5	1.0	(0.3)	—
Net (loss) income	$(50.2)	(7.5)%	$154.9	19.6%

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(0.67)		$1.86
Income (loss) from discontinued operations	0.08		—
Net (loss) income	$(0.60)		$1.86
Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.67)		$1.83
Income (loss) from discontinued operations	0.08		—
Net (loss) income	$(0.60)		$1.83
Weighted-average number of shares outstanding
Basic weighted-average shares outstanding	84.2		83.5
Diluted weighted-average shares outstanding	84.2		84.6

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	March 27, 2020				March 29, 2019
	Gross profit	SG&A	Net (loss) income	Diluted net (loss) income per share (1)	Gross profit	SG&A	Net income	Diluted net income per share
GAAP	$283.8	$231.1	$(50.2)	$(0.60)	$335.1	$230.2	$154.9	$1.83
Adjustments:
Intangible asset amortization	196.7	(0.9)	197.6	2.34	221.2	(1.6)	222.8	2.63
Restructuring and related charges, net	—	—	(1.8)	(0.02)	—	—	4.2	0.05
Inventory step-up expense	—	—	—	—	10.0	—	10.0	0.12
Income (loss) from discontinued operations	—	—	(6.5)	(0.08)	—	—	0.3	—
Change in contingent consideration fair value	—	0.8	(0.8)	(0.01)	—	(5.5)	5.5	0.07
Significant legal and environmental charges (2)	—	(22.5)	5.7	0.07	—	—	—	—
Divestitures	—	—	0.2	—	—	—	—	—
Separation costs	—	(21.3)	21.3	0.25	—	(11.7)	11.7	0.14
Gains on debt extinguishment, net	—	—	—	—	—	—	(9.0)	(0.11)
Unrealized gain on equity investment	—	—	(5.4)	(0.06)	—	—	—	—
Legal entity and intercompany financing reorganization	—	—	—	—	—	—	(192.8)	(2.28)
Income taxes (3)	—	—	(21.8)	(0.26)	—	—	(43.2)	(0.51)
As adjusted	$480.5	$187.2	$138.3	$1.64	$566.3	$211.4	$164.4	$1.94

Percent of net sales	72.2%	28.1%	20.8%		71.6%	26.7%	20.8%

(1)
In periods where the Company reports a net loss from continuing operations, potential ordinary shares outstanding are excluded from the calculation of diluted earnings per share, prepared in accordance with GAAP, as they would be anti-dilutive. These potentially dilutive shares are included in the calculation of adjusted diluted earnings per share when dilutive. As a result, the adjusted diluted earnings per share utilized a weighted average share count of 84.3 shares for the three months ended March 27, 2020.

(2)
Includes $22.5 million in opioid defense costs which are considered to be non-recurring as a result of the Litigation Settlement announced during the three months ended March 27, 2020; therefore, such costs are included as an adjustment to net income on a go-forward basis until effectuation of the Litigation Settlement. These costs were partially offset by a $16.8 million decrease in the fair value of the opioid settlement warrants.

(3)
Includes tax effects of above adjustments (unless otherwise separately stated), changes in uncertain tax positions, tax impacts of legislative changes and certain intercompany transactions. The three months ended March 29, 2019 also includes certain installment sale transactions.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 27, 2020	March 29, 2019	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$490.6	$604.2	(18.8)%	(0.1)%	(18.7)%
Specialty Generics	175.2	186.4	(6.0)	—	(6.0)
Net sales	$665.8	$790.6	(15.8)%	(0.1)%	(15.7)%

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 27, 2020	March 29, 2019	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar Gel	$167.6	$223.9	(25.1)%	—%	(25.1)%
INOmax	141.7	151.1	(6.2)	(0.1)	(6.1)
Ofirmev	74.9	95.6	(21.7)	—	(21.7)
Therakos	63.7	61.8	3.1	(0.5)	3.6
Amitiza	41.1	53.0	(22.5)	—	(22.5)
Other (1)	1.6	18.8	(91.5)	—	(91.5)
Specialty Brands Total	$490.6	$604.2	(18.8)%	(0.1)%	(18.7)%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$26.5	$17.4	52.3%	—%	52.3%
Oxycodone (API) and oxycodone-containing tablets(2)	16.9	16.5	2.4	—	2.4
Acetaminophen (API)(2)	44.1	46.2	(4.5)	—	(4.5)
Other controlled substances(2)	83.6	94.2	(11.3)	—	(11.3)
Other(2)	4.1	12.1	(66.1)	—	(66.1)
Specialty Generics Total	$175.2	$186.4	(6.0)%	—%	(6.0)%

(1)	The three months ended March 29, 2019 includes $12.4 million of net sales related to BioVectra prior to the completion of the sale of this business in November 2019.

(2)	Prior period amounts have been reclassified to conform to current period presentation.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 27, 2020	December 27, 2019
Assets
Current Assets:
Cash and cash equivalents	$808.0	$790.9
Accounts receivable, net	527.2	577.5
Inventories	327.1	312.1
Prepaid expenses and other current assets	211.0	150.2
Total current assets	1,873.3	1,830.7
Property, plant and equipment, net	878.2	896.5
Intangible assets, net	6,820.4	7,018.0
Other assets	599.4	593.7
Total Assets	$10,171.3	$10,338.9

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$634.2	$633.6
Accounts payable	110.2	139.8
Accrued payroll and payroll-related costs	63.0	105.2
Accrued interest	82.3	62.9
Accrued and other current liabilities	394.4	485.4
Total current liabilities	1,284.1	1,426.9
Long-term debt	4,739.1	4,741.2
Opioid-related litigation settlement liability	1,626.6	1,643.4
Pension and postretirement benefits	61.5	62.4
Environmental liabilities	60.6	60.0
Other income tax liabilities	291.3	227.1
Other liabilities	212.3	237.2
Total Liabilities	8,275.5	8,398.2
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	18.7	18.7
Ordinary shares held in treasury at cost	(1,615.7)	(1,615.7)
Additional paid-in capital	5,569.1	5,562.5
Retained deficit	(2,067.1)	(2,016.9)
Accumulated other comprehensive loss	(9.2)	(7.9)
Total Shareholders' Equity	1,895.8	1,940.7
Total Liabilities and Shareholders' Equity	$10,171.3	$10,338.9

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 27, 2020	March 29, 2019
Cash Flows From Operating Activities:
Net (loss) income	$(50.2)	$154.9
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	223.1	247.6
Share-based compensation	6.7	10.0
Deferred income taxes	5.5	(243.2)
Losses on divestitures	0.2	—
Other non-cash items	(19.6)	2.6
Changes in assets and liabilities:
Accounts receivable, net	49.4	48.7
Inventories	(18.4)	(0.7)
Accounts payable	(22.9)	(7.1)
Income taxes	(34.9)	19.8
Other	(85.2)	(68.1)
Net cash from operating activities	53.7	164.5
Cash Flows From Investing Activities:
Capital expenditures	(19.9)	(39.8)
Proceeds from divestiture, net of cash	(3.5)	—
Other	6.7	0.4
Net cash from investing activities	(16.7)	(39.4)
Cash Flows From Financing Activities:
Issuance of external debt	—	200.0
Repayment of external debt	(4.9)	(448.7)
Debt financing costs	(4.0)	—
Proceeds from exercise of share options	—	0.3
Repurchase of shares	—	(0.5)
Other	—	0.5
Net cash from financing activities	(8.9)	(248.4)
Effect of currency rate changes on cash	(1.5)	0.3
Net change in cash, cash equivalents and restricted cash	26.6	(123.0)
Cash, cash equivalents and restricted cash at beginning of period	822.6	367.5
Cash, cash equivalents and restricted cash at end of period	$849.2	$244.5

Cash and cash equivalents at end of period	$808.0	$225.8
Restricted cash included in other assets at end of period	41.2	18.7
Cash, cash equivalents and restricted cash at end of period	$849.2	$244.5